PFM MULTI-MANAGER SERIES TRUST

FORM OF NOVATION OF SUB-ADVISORY AGREEMENT

THIS NOVATION AGREEMENT (“Agreement”) by and among [ ] (the “Sub-Adviser”), which serves as a sub-adviser to the [ ] (formerly, the [ ]) (the “Fund”), which is a series of the PFM Multi-Manager Series Trust (the “Trust”); the Trust, on behalf of the Fund; U.S. Bancorp Asset Management, Inc. (“USBAM”); and PFM Asset Management LLC (“PFMAM”) is effective on the date of the Consolidation (as defined below), which is October 1, 2024 or such other date as may be communicated to the Sub-Adviser by PFMAM (the “Effective Date”).

WHEREAS, the Trust, on behalf of the Fund, entered into an Investment Management Agreement with PFMAM dated December 7, 2021 (the “Advisory Agreement”);

WHEREAS, PFMAM is a wholly owned subsidiary of USBAM and USBAM is a wholly owned subsidiary of U.S. Bank N.A. and each of the foregoing are subject to the control of their ultimate parent, U.S Bancorp;

WHEREAS, PFMAM has consolidated its operations into and with USBAM (the “Consolidation”) on the Effective Date;
WHEREAS, the Consolidation will not result in an actual change of control or management under the Advisory Agreement in accordance with Rule 2a-6 under the Investment Company Act of 1940, as amended (the “1940 Act”), and is therefore not an “assignment” for purposes of Section 15(a)(4) of the 1940 Act;
WHEREAS, the Trust, PFMAM and USBAM will enter into a novation agreement pursuant to which USBAM assumes the role of PFMAM on terms identical to those of the Advisory Agreement; and

WHEREAS, PFMAM, USBAM, the Trust and the Sub-Adviser wish to maintain the continuity of sub-advisory services provided to the Fund by the Sub-Adviser on the same terms and conditions as described in the Sub-Adviser’s existing sub-advisory agreement dated December 7, 2021 with PFMAM and the Trust (the “Sub-Advisory Agreement”).
NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
1.Novation and Acceptance. Subject to the terms and conditions contained herein, PFMAM, USBAM, the Trust and the Sub-Adviser hereby consent to the novation of the Sub-Advisory Agreement (the “Novation”), and USBAM assumes all of PFMAM’s rights, duties and obligations under such Sub-Advisory Agreement.

2.Term. The Novation shall become effective as of the date hereof and shall extend for so long as term specified in Section 10 of the Sub-Advisory Agreement continues in effect or until terminated in accordance with that section.
3.No Termination. The parties agree that the Novation shall not constitute an “assignment” of the Sub-Advisory Agreement for purposes of Section 10 of the Sub- Advisory Agreement or the 1940 Act, and that the Sub-Advisory Agreement, as so novated, shall remain in full force and effect after the Novation.
4.Technical Amendment. The parties agree that all references in the Sub-Advisory Agreement to “PFM Asset Management LLC” shall hereby be changed to “U.S. Bancorp Asset Management, Inc.”
This Agreement may be executed in multiple counterparts and all counterparts so executed will constitute one and the same agreement binding on all of the parties.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

U.S. BANCORP ASSET MANAGEMENT, INC.	[SUB-ADVISER]
By:	By:
Name:	Name:
Title:	Title:

PFM ASSET MANAGEMENT LLC
By:
Name:
Title:

PFM Multi-Manager Series Trust, on behalf of [ ]
By:
Name:
Title: